Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

May 22, 2026

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special outside counsel to CVS Health Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”). The Registration Statement relates to, among other things, the offer and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of debt securities of the Company (the “Debt Securities”) which, unless otherwise provided in any supplement to the prospectus forming a part of the Registration Statement relating to a particular series of the Debt Securities, may be in the form of senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Securities”).

The Senior Debt Securities are to be issued in one or more series pursuant to a Senior Indenture, dated as of August 15, 2006 (as amended or supplemented from time to time, the “Senior Debt Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and filed with the SEC on August 15, 2006. The Subordinated Debt Securities will be issued in one or more series pursuant to the Subordinated Indenture, dated as of May 25, 2007 (as amended or supplemented from time to time, the “Subordinated Debt Indenture,” and together with the Senior Debt Indenture, the “Indentures”), between the Company and the Trustee, and filed with the SEC on March 24, 2010.

The prospectus that is part of the Registration Statement as supplemented in the future by various supplements to the prospectus (each, a “Prospectus Supplement”) will provide for the issuance and sale by the Company of the Securities, which may be offered pursuant to Rule 415 under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following: (a) the Registration Statement; (b) the forms of the Senior Debt Indenture and the Subordinated Debt Indenture, both of which are filed as exhibits to the Registration Statement; (c) the Restated Certificate of Incorporation of the Company; (d) the Amended and Restated By-Laws of the Company, as in effect as of the date hereof; and (e) a copy of certain resolutions of the Board of Directors of the Company relating to the registration of the Securities.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company or public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter. In such examination, we have assumed (a) the legal capacity of all natural persons; (b) the authenticity of original documents and the genuineness of all signatures; (c) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (e) the Registration Statement, and any amendments thereto (including post-effective amendments), have been filed with the SEC and are effective under the Act; (f) a Prospectus Supplement and related term sheet, as applicable, filed as a free writing prospectus (a “term sheet”) will have been filed with the SEC describing the Securities offered thereby; (g) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement(s); (h) a definitive purchase, underwriting, agency or similar agreement with respect to any Securities offered (each, a “purchase agreement” and together with documents pursuant to which the Securities are governed, the “Transaction Documents”) will have been duly authorized and validly executed and delivered by the parties thereto; and (i) any Securities that may be issued will be issued in a form that complies with the Indentures, and any supplemental indenture to be entered into in connection with the issuance of such Securities will be manually signed or countersigned, as the case may be, by duly authorized officers of the Company and of the trustee named therein. We have assumed that the terms of the Securities have been duly authorized and created by the Company, and that the terms of the Securities have been established so as not to, and that the execution and delivery by the parties thereto of the documents pursuant to which the Securities are governed and the performance of such parties’ obligations thereunder will not, breach, violate, conflict with or constitute a default under (1) the organizational documents of any party or any agreement or instrument to which any party thereto is subject, (2) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company and the transaction pursuant to which the Securities are offered, (3) any judicial or regulatory order or decree of any governmental authority, or (4) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. We also assume that at the time of issuance of the Securities the Company is and will remain duly organized, validly existing and in good standing under the laws of the State of Delaware and that the Company will have duly authorized the issuance of the Securities and related matters. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied and will rely upon statements and representations of officers and other representatives of the Company and others.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) broadly or vaguely stated waivers of rights; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) restrictions upon non-written modifications and waivers; (vii) severability clauses; or (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, forfeitures, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion:

1. The Senior Debt Indenture has been duly authorized, executed and delivered by the Company, and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. The Subordinated Debt Indenture has been duly authorized, executed and delivered by the Company, and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. When (a) the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (b) an appropriate Prospectus Supplement or term sheet with respect to the Securities has been prepared, delivered and filed in compliance with the Act; (c) the applicable Indenture and any supplemental indenture in respect of such Securities have been duly authorized, executed and delivered by each party thereto; (d) the terms of the Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture and any supplemental indenture to be entered into in connection with the issuance of such Securities; and (e) the Securities have been duly authorized, executed and delivered against payment of the agreed-upon consideration therefor, the Securities (including any Securities duly issued upon conversion, exchange or exercise of any Securities) when issued and sold in accordance with the Indenture, any supplemental indenture to be entered into in connection with the issuance of such Securities and the applicable purchase agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration, or (6) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities and their governing documents.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of copies of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz